Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Charlottesville, VA – July 21, 2017 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported second quarter 2017 net income of $1.9 million or $0.80 per diluted share, a 27% increase compared to net income of $1.5 million or $0.63 per diluted share recognized during the second quarter of 2016.

“Our focus on operating efficiently continues to reap benefits for our Company,” stated Glenn W. Rust, President and Chief Executive Officer. “We realized an efficiency ratio of 55.5% for the second quarter and again earned a solid return on our assets, achieving a 1.19% return on average assets for the quarter. We remain diligent on attracting high quality loans and maintaining strong credit quality. These actions have allowed us to maintain a strong capital position and increase our dividend to our shareholders by 23%. Our ongoing efforts to achieve an effective mix of earning assets and low cost of funds have positioned us for success in the current credit and interest rate environment.”

Second Quarter 2017 Financial Highlights

●	The annualized return on average assets increased to 1.19% from 1.14% recorded in the prior quarter and 1.11% realized during the second quarter of 2016.
●	The efficiency ratio fell to 55.5%, improving 15.5% from 65.7% for the second quarter of 2016.
●	Average gross loans totaled $489.8 million, up $70.4 million or 16.8% from the $419.4 million averaged during the second quarter of 2016.
●

The allowance for loan losses as a percentage of total loans was 0.75% as of June 30, 2017 and June 30, 2016, compared to 0.77% at December 31, 2016. A provision for loan losses of $115 thousand was recognized in the second quarter of 2017.

●	Total assets increased 12.6% to $614.5 million from the June 30, 2016 balance of $545.7 million. The year-over-year net growth in assets was funded by expansion in core and time deposits.
●	Low-cost deposits, which include both noninterest and interest-bearing checking accounts as well as money market accounts, remained in excess of 76% of total deposits.
●

The loan-to-deposit ratio was 92.9%, compared to 91.9% at year-end and 90.3% at June 30, 2016. This improvement is in line with our strategy to achieve an effective mix of earnings assets and liabilities on our balance sheet.

●	The tax-equivalent net interest margin of 3.50% fell slightly compared to the prior quarter level of 3.54% and remained consistent compared to the second quarter of 2016.
●	Net interest income of $5.3 million increased $897 thousand or 20.2% compared to $4.4 million for the second quarter of 2016.

Second Quarter 2017 Financial Highlights, continued

●	The cost of funds of 22 basis points increased only 3 basis points from 19 basis points in the same period in the prior year, remaining low compared to peers.
●	Noninterest income of $1.3 million rose $77 thousand or 6.2% compared to the same quarter in the prior year, primarily driven by an increase of $99 thousand in royalty income.
●	Noninterest expense of $3.7 million decreased by $46 thousand or 1.2% compared to second quarter of 2016.
●

Tangible book value per share was $25.98, compared to $24.49 at December 31, 2016 and $24.13 at June 30, 2016. Dividends of $382 thousand were declared during the second quarter of 2017, while the remaining net income of $1.5 million or 80.1% was retained.

●	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, the trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission on March 27, 2017. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2017	December 31, 2016 *	June 30, 2016
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$9,596	$10,047	$11,732
Federal funds sold	-	28,453	13,382
Securities:
Available for sale, at fair value	85,355	56,662	69,545
Restricted securities, at cost	1,743	1,709	1,709
Total securities	87,098	58,371	71,254
Loans	492,802	482,135	424,593
Allowance for loan losses	(3,701)	(3,688)	(3,186)
Loans, net	489,101	478,447	421,407
Premises and equipment, net	7,558	8,046	8,294
Bank owned life insurance	14,126	13,917	13,695
Goodwill	372	372	372
Other intangible assets, net	629	680	731
Accrued interest receivable and other assets	6,045	6,697	4,811
Total assets	$614,525	$605,030	$545,678
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$171,875	$176,098	$168,402
Interest-bearing	96,295	96,869	87,147
Money market deposit accounts	137,310	136,658	102,474
Certificates of deposit and other time deposits	124,929	115,026	112,397
Total deposits	530,409	524,651	470,420
Repurchase agreements and other borrowings	19,942	19,700	15,719
Accrued interest payable and other liabilities	1,016	1,625	1,478
Total liabilities	551,367	545,976	487,617
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,392,011, 2,368,777 and 2,360,007 issued and outstanding at June 30, 2017, December 31, 2016 and June 30, 2016, respectively	5,980	5,922	5,900
Capital surplus	21,596	21,152	21,140
Retained earnings	35,723	32,759	30,493
Accumulated other comprehensive income (loss)	(141)	(779)	528
Total shareholders' equity	63,158	59,054	58,061
Total liabilities and shareholders' equity	$614,525	$605,030	$545,678

* Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest and dividend income:
Loans, including fees	$5,141	$4,294	$10,106	$8,627
Federal funds sold	105	25	178	56
Investment securities:
Taxable	304	245	510	525
Tax exempt	65	80	125	164
Dividends	23	23	46	44
Other	3	-	6	4
Total interest and dividend income	5,641	4,667	10,971	9,420

Interest expense:
Demand and savings deposits	123	68	233	135
Certificates and other time deposits	181	157	337	317
Federal funds purchased and securities sold under agreements to repurchase	10	12	20	24
Total interest expense	314	237	590	476
Net interest income	5,327	4,430	10,381	8,944
Provision for (recovery of) loan losses	115	(275)	45	(395)
Net interest income after provision for (recovery of) loan losses	5,212	4,705	10,336	9,339

Noninterest income:
Trust income	385	398	777	786
Brokerage and insurance income	128	94	255	181
Royalty income	108	9	176	9
Customer service fees	223	227	453	446
Debit/credit card and ATM fees	232	232	444	430
Earnings/increase in value of bank owned life insurance	104	111	209	220
Fees on mortgage sales	32	67	49	115
Gains on sales of securities	-	-	4	8
Losses on sales of other assets	-	(2)	-	(27)
Other	115	114	209	206
Total noninterest income	1,327	1,250	2,576	2,374

Noninterest expense:
Salaries and employee benefits	1,871	1,847	3,772	3,765
Net occupancy	458	472	929	948
Equipment	128	132	274	267
Other	1,256	1,308	2,563	2,576
Total noninterest expense	3,713	3,759	7,538	7,556

Income before income taxes	2,826	2,196	5,374	4,157
Provision for income taxes	906	686	1,719	1,292
Net income	$1,920	$1,510	$3,655	$2,865
Net income per common share, basic	$0.80	$0.64	$1.53	$1.21
Net income per common share, diluted	$0.80	$0.63	$1.52	$1.20
Weighted average common shares outstanding, basic	2,386,721	2,359,101	2,381,290	2,371,026
Weighted average common shares outstanding, diluted	2,409,410	2,374,240	2,403,090	2,385,661

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except per share data)
(Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Per Common Share Data:
Net income per weighted average share, basic	$0.80	$0.73	$0.63	$0.59	$0.64
Net income per weighted average share, diluted	$0.80	$0.72	$0.62	$0.59	$0.63
Weighted average shares outstanding, basic	2,386,721	2,375,798	2,368,777	2,366,530	2,359,101
Weighted average shares outstanding, diluted	2,409,410	2,394,943	2,384,169	2,380,393	2,374,240
Actual shares outstanding	2,392,011	2,381,909	2,368,777	2,368,777	2,360,007
Tangible book value per share at period end	$25.98	$25.19	$24.49	$24.57	$24.13
Key Ratios:
Return on average assets[1]	1.19%	1.14%	1.03%	0.98%	1.11%
Return on average equity[1]	12.33%	11.66%	9.90%	9.38%	10.57%
Net interest margin (FTE)[1,2]	3.50%	3.54%	3.56%	3.41%	3.50%
Efficiency ratio (FTE)[3]	55.53%	60.39%	60.05%	63.79%	65.68%
Loan-to-deposit ratio	92.91%	86.64%	91.90%	87.02%	90.26%
Net Interest Income:
Net interest income	$5,327	$5,054	$4,793	$4,537	$4,430
Net interest income (FTE)[2]	$5,360	$5,085	$4,830	$4,577	$4,471
Capital Ratios:
Tier 1 leverage ratio	9.65%	9.84%	10.31%	10.24%	10.37%
Total risk-based capital ratio	13.09%	12.98%	12.66%	13.04%	13.21%
Assets and Asset Quality:
Average Earning Assets	$613,992	$582,630	$540,368	$533,799	$514,162
Average Gross Loans	$489,806	$481,217	$449,528	$422,567	$419,429
Allowance for loan losses:
Beginning of period	$3,633	$3,688	$3,278	$3,186	$3,440
Provision for (recovery of) loan losses	115	(70)	402	104	(275)
Charge-offs	58	-	-	24	-
Recoveries	(11)	(15)	(8)	(12)	(21)
Net charge-offs (recoveries)	47	(15)	(8)	12	(21)
End of period	$3,701	$3,633	$3,688	$3,278	$3,186
Nonaccrual loans	$153	$160	$167	$173	$179
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$153	$160	$167	$173	$179
NPA as a % of total assets	0.02%	0.03%	0.03%	0.03%	0.03%
NPA as a % of total loans plus OREO	0.03%	0.03%	0.03%	0.04%	0.04%
Allowance for loan losses to total loans	0.75%	0.75%	0.77%	0.76%	0.75%
Non-accruing loans to total loans	0.03%	0.03%	0.03%	0.04%	0.04%
Net charge-offs (recoveries) to average loans[1]	0.04%	-0.01%	-0.01%	0.01%	-0.02%

1 Ratio is computed on an annualized basis.

2 The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 34%.

3 The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison
434.817.8587